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Exhibit (a)(2)

                [LETTERHEAD OF CASA MUNRAS HOTEL PARTNERS, L.P.]



           RESPONSE TO OFFER TO PURCHASE LIMITED PARTNERSHIP INTERESTS
                                   TENDERED BY
                        MACKENZIE PATTERSON FULLER, INC.


In an offer dated September 16, 2004, affiliates of MacKenzie Patterson Fuller, Inc. ("MPF"), offered to purchase (the "Offer") up to 175, or approximately 3.9%, of the outstanding Limited Partnership Units (the "Units") of Casa Munras Hotel Partners, L.P. (the "Partnership"), for $300.00 per Unit (the "Purchase Price"), net to the seller in cash, which amount will be reduced by any cash distributions made to the seller by the Partnership after September 15, 2004 and a one-time $50.00 transfer fee that is currently charged by the Partnership with respect to the transfer of Units. The Offer expires at midnight on November 1, 2004.

Based upon the most recent Partnership financial statements filed with the Securities and Exchange Commission, as well as the quarterly report to Limited Partners for the period ended June 30, 2004, and the March 1, 2004 independent appraisal of the Casa Munras Hotel (the "Hotel"), the value of Units in the partnership is substantially greater than the Purchase Price under the Offer, assuming the hotel were sold and the Partnership liquidated. However, at the present time, your General Partner does not intend to sell the Hotel, especially given its current operating results. Plans are being implemented in an effort to improve the financial performance of the Hotel and to enhance its value and, while these plans are having a favorable impact on such performance, the operating results of the Hotel have not, as yet, improved in a material way and enhanced its value. LIMITED PARTNERS ARE ADVISED THAT THERE IS NO ASSURANCE THAT THE ACTIONS BEING TAKEN BY YOUR GENERAL PARTNER TO IMPROVE HOTEL OPERATING RESULTS AND TO ENHANCE VALUE WILL, IN FACT, BE SUCCESSFUL.

Since the Hotel is not being sold at this time, the appraised (liquidation) value of Units is subject to reduction based upon the fact that (a) no single limited partner has the ability to determine and control if or when the Hotel is sold, and (b) there is no trading market of any kind for Units and, therefore, they have limited liquidity. Any such reduction in value could be as little as 30% of appraised (liquidation) value and as high as 50% of such value. Consequently,any Limited Partner desiring to sell Units at this time in response to the MPF Offer must expect to sell them for less than their appraised (liquidation) value. Your General Partner believes that, absent a sale of the Hotel and liquidation of the Partnership, the current market value of

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Units is NO LESS THAN $400 PER UNIT AND NO MORE THAN $500 PER UNIT. This
valuation estimate is based upon internal calculations of the General Partner, which take into account the most recent appraised value of the Hotel and applies discounts to the Units held by the limited partners for "lack of control" of the Partnership (at 12-1/2%) and the "lack of marketability" of the Units (at 32-1/2%).

LIMITED PARTNERS ARE ADVISED THAT THESE STATEMENTS OF VALUE HAVE BEEN PREPARED BY YOUR GENERAL PARTNER AND ARE ESTIMATES ONLY AND THE ACTUAL VALUE OF ANY UNIT(S) MAY BE MORE THAN OR LESS THAN THE AMOUNTS INDICATED.

In deciding whether or not to accept the MPF Offer, Limited Partners must take into consideration a variety of factors that are personal to each Limited Partner and, therefore, Limited Partners considering a sale of all or any of their Units are advised to consult their financial advisors.

Your General Partner makes no recommendation as to whether or not Limited Partners should sell Units and, while affiliates of the General Partner have, in the past, made offers to purchase Units from time to time, such affiliates do not intend to make such an offer at this time. If you have any questions concerning the Partnership, please contact the offices of the Partnership at
(619) 297-4040 or you may contact the undersigned directly by e-mail at jrothman@aol.com. If you choose to communicate by e-mail, please indicate "Monterey" in the subject line.

                                        CASA MUNRAS HOTEL PARTNERS, L. P.,
                                        Casa Munras GP, LLC, General Partner


                                        John F. Rothman, Managing Member